Exhibit 10.1

TRANSITION, SEPARATION AND RELEASE AGREEMENT

This Transition, Separation and Release Agreement (this “Agreement”), dated as of June 29, 2016, is entered into by and between JoAnn Kintzel (the “Executive”), Blucora, Inc., a Delaware corporation (the “Company”), and TaxACT, Inc., a wholly owned subsidiary of the Company (“TaxACT”).

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Company as President of TaxACT, pursuant to the Amended and Restated Employment Agreement between the Executive, the Company and TaxACT effective as of January 31, 2015 (the “Employment Agreement”).

WHEREAS, the Company and the Executive have agreed to a transition period from the date of this Agreement through October 31, 2016, or such earlier date that is mutually agreed upon by the Company and the Executive (the “Transition Period”) followed by a termination of the Executive’s employment (the “Termination of Employment”) effective as of October 31, 2016, or such earlier date that is mutually agreed upon by the Company and the Executive (the “Separation Date”).

WHEREAS, for the avoidance of doubt, the Executive’s Termination of Employment pursuant to this Agreement shall be considered a termination in accordance with Section 6(c) of the Employment Agreement.

WHEREAS, the Company and the Executive desire to set forth herein their mutual agreement with respect to the Executive’s duties and compensation and benefits during the Transition Period and the separation benefits payable upon the Executive’s Termination of Employment and the release of claims by the Executive.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

1. Transition.

(a) During the Transition Period, the Executive and the Company acknowledge and agree that the Employment Agreement shall remain in full force and effect, and that the Executive will continue to provide services to the Company pursuant to the Employment Agreement. In addition to her normal duties as President of TaxACT, the Executive acknowledges and agrees that her duties during the Transition Period shall include using her best efforts to facilitate the transition of her responsibilities as President of TaxACT to her successor. The Executive also acknowledges and agrees that notwithstanding any other provision of this Agreement or the Employment Agreement, upon appointment of a new President of TaxACT as her successor, the Executive will become a non-officer employee of TaxACT for the remainder of the Transition Period with such duties as the Chief Executive Officer shall determine.

(b) During the Transition Period, all compensation and other benefits owed to the Executive pursuant to the Employment Agreement shall accrue and be paid according to the Company’s normal payroll and benefits practices.

2. Payment upon Termination of Employment.

(a) Subject to Section 3, on the first regularly scheduled payroll date that is at least 60 days following the Separation Date, the Executive will receive a lump sum payment equal to the sum of the following, less applicable payroll deductions and withholdings:

i.	an amount equal to the Executive’s current gross annual salary of Three Hundred and Seven Thousand Five Hundred Dollars ($307,500.00); and

ii.	Eighteen Thousand Fifty Two Dollars and Thirty Two Cents ($18,052.32), which represents 12 times the monthly COBRA premium currently in effect under the Company’s group health plan.

(b) Subject to Section 3, upon the Executive’s Termination of Employment and in accordance with the terms and conditions of the Company’s 2016 Executive Bonus Plan (the “Bonus Plan”), the Executive will be entitled to receive the “accrued bonus” as set forth in the Bonus Plan, less all applicable payroll deductions and withholdings. Payment of the amount due under this Section 2(b) shall be made at the same time as bonuses under the Bonus Plan are made to the Company’s other executives.

(c) Subject to Section 3, on the first regularly scheduled payroll date that is at least 60 days following the Separation Date, the Executive will receive a lump sum retention payment of One Hundred Thousand Dollars ($100,000.00) less applicable payroll deductions and withholdings, provided that the Executive performs her duties as set forth in Section 1(a) of this Agreement.

3. Release of Claims. The payments and benefits described in Section 2 of this Agreement are expressly conditioned on (i) the Executive (or, in the case of the Executive’s death, the Executive’s representative) signing and delivering (and not revoking thereafter) the Release of Claims attached to this Agreement as Exhibit A (the “Release”), which Release is executed, delivered and effective no later than 60 days following the Separation Date and (ii) the Executive continuing to satisfy any obligations to the Company under this Agreement, the Employment Agreement, the Additional Employee Agreements (as defined below) and the Release, which are incorporated herein by reference. In the event the Release is not executed, delivered and effective by the 60th day after the Separation Date, none of such payments or benefits shall be provided to the Executive.

4. Nondisparagement. The Executive shall not make any communications that are libelous, slanderous or defamatory with respect to the Company and its respective officers, managers, directors, employees, members, stockholders, administrators, affiliates, divisions, subsidiaries, predecessors, successors and assigns. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to limit the Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.

5. Existing Agreements. The Executive acknowledges that she has certain ongoing obligations under the Employment Agreement and other agreements with the Company and TaxACT (the “Additional Employee Agreements”), including, without limitation, the Employee Noncompetition Agreement between the Executive and TaxACT entered into as of January 5, 2012 and the Confidentiality, Noncompetition and Nonsolicitation Agreement between Executive and TaxACT dated October 23, 2006, and that nothing in this Agreement affects, modifies, or terminates any such obligations.

6. Return of Property. Effective as of the Separation Date, the Executive will return to the Company any and all property of the Company in the Executive’s possession including, but not limited to, computers, credit cards, phones, keys, passwords, user names, documents, files, information, equipment and supplies.

7. Miscellaneous.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. Except as otherwise noted herein, this Agreement, and any agreements referenced herein, represent the entire agreement and understanding between the Executive and the Company regarding the subject matter hereof and supersede and replace any and all prior agreements and understandings between the Parties with respect thereto. This Agreement may not be modified except expressly in a writing signed by both parties.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Delaware without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, in respect of bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 10(e) shall be void.

(f) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, employment and other taxes.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(Signatures on Following Pages)

BLUCORA, INC.

By:	/s/ John S. Clendening
John S. Clendening
President and Chief Executive Officer

TaxACT, INC.

By:	/s/ John S. Clendening
John S. Clendening
Chief Executive Officer

EXECUTIVE:

/s/ JoAnn Kintzel
JoAnn Kintzel

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

This General Release and Waiver of Claims (this “Release”) is executed by JoAnn Kintzel (“Executive”) as of the date set forth below, and will become effective as of the “Effective Date” as defined below. This Release is in consideration of severance benefits to be paid to Executive by Blucora, Inc., a Delaware corporation (the “Company”) pursuant to the Amended and Restated Employment Agreement between Executive and the Company effective as of January 31, 2015 (the “Employment Agreement”) and the Transition, Severance and Release Agreement entered into between the Executive, the Company, and TaxACT, Inc., a wholly owned subsidiary of the Company, effective as of June 29, 2016 (the “Transition Agreement” and together with the Employment Agreement, the “Agreements”). Execution of this Release without revocation by Executive will satisfy the requirement, set forth in Section 6(g) of the Employment Agreement and Section 3 of the Transition Agreement, that Executive execute a general release and waiver of claims in order to receive severance benefits pursuant to the Agreements.

1. Termination of Employment

Executive acknowledges that her employment with the Company and any of its subsidiaries (collectively, the “Company Group”) and any and all appointments she held with any member of the Company Group, whether as officer, director, employee, consultant, agent or otherwise, terminated as of (the “Termination Date”). Effective as of the Termination Date, Executive has not had or exercised or purported to have or exercise any authority to act on behalf of the Company or any other member of the Company Group, nor will Executive have or exercise or purport to have or exercise such authority in the future.

2. Waiver and Release

(a)	Executive, for and on behalf of herself and her heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Executive’s employment or termination of employment with, or Executive’s serving in any capacity in respect of any member of the Company Group (collectively, “Claims”). The Claims waived and released by this Release include any and all Claims, whether known or unknown, whether in law or in equity, which Executive may now have or ever had against any member of the Company Group or any stockholder, employee, officer, director, agent, attorney, representative, trustee, administrator or fiduciary of any member of the Company Group (collectively, the “Company Releasees”) up to and including the date of Executive’s execution of this Agreement. The Claims waived and released by this Release include, without limitation, any and all Claims arising out of Executive’s employment with the Company Group under, by way of example and not limitation, the Age Discrimination in Employment Act of 1967 (a law which prohibits discrimination on the basis of age against persons age 40 and older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Washington Law Against Discrimination, all as amended, and all other federal, state and local statutes, ordinances, regulations and the common law, and any and all Claims arising out of any express or implied contract, except as described in Paragraphs 2(b) and 2(c) below.

(b)	The waiver and release set forth in this Section 2 is intended to be construed as broadly and comprehensively as applicable law permits. The waiver and release shall not be construed as waiving or releasing any claim or right that as a matter of law cannot be waived or released, including Executive’s right to file a charge with the Equal Employment Opportunity Commission or other government agency; however, Executive waives any right to recover monetary remedies and agrees that she will not accept any monetary remedy as a result of any such charge or as a result of any legal action taken against the Company by any such agency.

(c)	Notwithstanding anything else in this Release, Executive does not waive or release claims with respect to:

(i)	Executive’s entitlement, if any, to severance benefits pursuant to the Agreements;

(ii)	vested benefits or payments specifically to be provided to the Executive pursuant to the Agreements or any Company employee benefit plans or policies;

(iii)	indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between the Executive and the Company, or pursuant to applicable law;

(iv)	any claims which the Executive may have solely by virtue of the Executive’s status as a stockholder of the Company; or

(v)	unemployment compensation to which Executive may be entitled under applicable law.

(d)	Executive represents and warrants that she is the sole owner of the actual or alleged Claims that are released hereby, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that she has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

(e)	Executive represents that she has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court based on Claims that are released and waived by this Release.

3. No Admission of Wrongdoing

This Release shall not be construed as an admission by either party of any wrongful or unlawful act or breach of contract.

4. Binding Agreement; Successors and Assigns

This Release binds Executive’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the respective heirs, administrators, representatives, executors, successors, and assigns of any person or entity as to whom the waiver and release set forth in Section 2 applies.

5. Other Agreements

This Release does not supersede or modify in any way Executive’s continuing obligations pursuant to the Agreements and other agreements between the Executive, the Company and TaxACT (including, without limitation, the Employee Noncompetition Agreement between the Executive and TaxACT entered into as of January 5, 2012 and the Confidentiality, Noncompetition and Nonsolicitation Agreement between Executive and TaxACT dated October 23, 2006) (the “Additional Employee Agreements”) or the dispute resolution provisions of the Agreements and the Additional Employee Agreements.

6. Knowing and Voluntary Agreement; Consideration and Revocation Periods

(a)	Executive acknowledges that she has been given 21 calendar days from the date of receipt of this Release to consider all of the provisions of this Release and that if she signs this Release before the 21-day period has ended she knowingly and voluntarily waives some or all of such 21-day period.

(b)	Executive represents that (i) she has read this Release carefully, (ii) she has hereby been advised by the Company to consult an attorney of her choice and has either done so or voluntarily chosen not to do so, (iii) she fully understands that by signing below she is giving up certain rights which she might otherwise have to sue or assert a claim against any of the Company Releasees, and (iv) she has not been forced or pressured in any manner whatsoever to sign this Release, and agrees to all of its terms voluntarily.

(c)	Executive shall have seven calendar days from the date of her execution of this Release (the “Revocation Period”) in which she may revoke this Release. Such revocation must be in writing and delivered, prior to the expiration of the Revocation Period, to the attention of the Company’s Chief Executive Officer at the Company’s then-current headquarters address. If Executive revokes this Release during the Revocation Period, then the Release shall be null and void and without effect.

7. Effective Date

The Effective Date of this Release will be day after the Revocation Period expires without revocation by Executive.

IN WITNESS WHEREOF, Executive has executed this Release as of the date indicated below.

Dated:
JoAnn Kintzel